Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ELECTRONIC ARTS INC.

ELECTRONIC ARTS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Electronic Arts Inc.

SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 8, 1991.

THIRD: The Amended and Restated Certificate of Incorporation hereinafter set forth restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented, in accordance with Section 245 of the General Corporation Law of the State of Delaware.

FOURTH: The Board of Directors and the stockholders of the corporation have each duly adopted the Amended and Restated Certificate of Incorporation pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware in the form set forth as follows:

ARTICLE I

The name of the corporation is Electronic Arts Inc. (the “Company”).

ARTICLE II

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of stock of all classes which the Company is authorized to issue is 1,010,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.01 per share.

The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the shares of any such series (but not below the number of shares of such series then outstanding).

ARTICLE V

The stockholders of the Company shall have the power to adopt, amend or repeal the Bylaws. The Board of Directors of the Company shall also have the power to adopt, amend or repeal Bylaws of the Company, except insofar as Bylaws adopted by the stockholders shall otherwise provide.

ARTICLE VI

Election of Directors need not be by written ballot unless a stockholder demands election by written ballot at a stockholder meeting and before voting begins, or unless the Bylaws of the Company shall so provide.

ARTICLE VII

A Director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transactions from which the Director derived an improper personal benefit.

If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a Director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Company existing at the time of such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

Any action required or permitted to be taken by the stockholders of the Company must be taken at a duly called annual or special meeting of such holders and may not be taken by consent in writing by such holders. Except as otherwise required by law, special meetings of stockholders of the Company for any purpose or purposes may be called only (i) by the Chairman of the Board of Directors pursuant to a resolution stating the purpose or purposes thereof or (ii) by the Board of Directors upon written request by one or more stockholders owning, in the aggregate, at least 25% of the Company’s outstanding shares entitled to vote on the matter or matters to be brought before the proposed special meeting, determined in accordance with the provisions of the Company’s Bylaws, and who otherwise comply with such other requirements and procedures set forth in the Company’s Bylaws, as now or hereinafter in effect.

IN WITNESS WHEREOF, Electronic Arts Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 8th day of August, 2019 who affirms that the statements made herein are true and correct.

ELECTRONIC ARTS INC.

By:	/s/ Jacob J. Schatz
Jacob J. Schatz
Executive Vice President, General Counsel and Corporate Secretary